Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Purchase Agreement”) is entered into as of the 1st day of June, 2007,

BETWEEN:	ULLMAN FAMILY PARTNERSHIP, L.P., a New Jersey limited partnership having an office at 1200 Route 46 West, Suite 200, Clifton, New Jersey 07013, referred to as “Seller”.

AND:	IMS HEALTH INCORPORATED, a Delaware corporation having an office at 660 West Germantown Pike, Plymouth Meeting, Pennsylvania 19462, referred to as “Buyer”.

In consideration of the covenants, promises, and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

1.                                       Purchase Agreement.  Seller agrees to sell and Buyer agrees to buy the Property (as hereinafter defined).  This Purchase Agreement is being entered into simultaneously with a Lease Agreement between Seller, as landlord, and Buyer, as tenant (the “Lease”) for the Property.

2.                                       Property.  The property to be sold consists of: (a) the land and all the buildings, other improvements and fixtures on the land; (b) all of Seller’s rights relating to the land, including, without limitation, all easements, hereditaments and appurtenances belonging to or inuring to the benefit of Seller and pertaining to the land; (c) all equipment, apparatus, machinery and furnishings located at the property and owned by Seller and used in connection with the operation and ownership of the Property; (d) the reversionary interest in any street or road abutting the land to the center lines thereof and all right, title and interest of Seller in and to any award made or to be made in lieu thereof and in and to any unpaid award for damage to the Property by reason of change of grade of any street; (e) all of Seller’s other rights, licenses, and interests pertaining to the land, including, without limitation, all of Seller’s right, title and interest in and to all permits, development rights and zoning rights that are assignable without recourse to Seller; and (f) all guaranties, warranties, certificates, permits, approvals, rights and privileges relating to the Property that are assignable without recourse to Seller.  The real property to be sold is commonly known as 11 Waterview Boulevard, in the Township of Parsippany-Troy Hills in the County of Morris, and State of New Jersey (the “Property”).  It is shown on the municipal tax map as Lot 4, in Block 421.04 and is more particularly described in the legal description attached hereto as Exhibit A.  For purposes of this Purchase Agreement, the “Property” shall include all signs, site plans, surveys, geophysical soil and substrata studies, architectural renderings, plans and specifications, engineering plans and studies, floor plans and other plans and studies of any kind, leasing brochures, market studies, tenant data sheets and other supplies owned by Seller and in Seller’s current possession or control, that are used in connection with the operation and ownership of the Property as of the date of this Purchase Agreement.

3.                                       Purchase Price.  The purchase price for the Property is Thirty Million Two Hundred Fifty Thousand and 00/100 Dollars ($30,250,000.00) (the “Purchase Price”).  Buyer will pay the

Purchase Price at closing of title (“Closing”) by wire transfer or in other immediately available funds (subject to adjustment at Closing).

4.                                       Time and Place of Closing.  The Closing shall be no earlier than January 2, 2008 and no later than August 31, 2008.  The Closing will be held at the offices of Lowenstein Sandler, 65 Livingston Avenue, Roseland, New Jersey.  Buyer shall be required to give Seller at least ninety (90) days’ prior written notice of the date on which Buyer proposes to schedule the Closing.  Failure to give such notice on or before June 1, 2008 or to close by August 31, 2008 shall be deemed a repudiation of this Purchase Agreement and will result in an uncurable termination of such right to purchase the Property.  In such event, notwithstanding anything contained in this Purchase Agreement or the Lease to the contrary, the Extended Term (as defined in the Lease) will take effect in accordance with the provisions contained in the Lease.

5.                                       Transfer of Ownership.  On the date of Closing, Seller will transfer fee simple marketable title of the Property to Buyer.  Seller will give Buyer a properly executed deed in form for recording in the form attached hereto as Exhibit B, an affidavit of title acceptable to Buyer’s title company, a FIRPTA certificate, as well as, subject to Section 8 of this Purchase Agreement, any other documents reasonably required by Buyer’s title insurance company.

6.                                       Type of Deed.  A deed is a written document used to transfer ownership of property.  In this sale, Seller agrees to provide and Buyer agrees to accept a deed known as a bargain and sale deed with covenants against grantors’ acts.

7.                                       Inspection of the Property.  Buyer may, within thirty (30) days after the date on which Seller or Seller’s counsel delivers a fully executed copy of this Purchase Agreement to Buyer or Buyer’s counsel (the “Inspection Period”), have an environmental inspection of the Property, including, without limitation, testing, made by a licensed environmental consultant of Buyer’s selection.  Buyer shall have the right to terminate this Purchase Agreement by delivering to Seller a notice of termination no later than 5:00 p.m. on the last day of the Inspection Period, time being “OF THE ESSENCE” respecting delivery of the notice, if Buyer’s environmental consultant determines that there has been a Release (as defined in the Lease) of Regulated Substances (as defined in the Lease).  Buyer shall turn over to Seller copies of any surveys, plans, title reports, studies, analysis and other written materials prepared by Buyer or its consultants with respect to the Property (the “Information”) as Seller may request.  The Information will be kept confidential by Buyer and shall not (a) be disclosed by Buyer in any manner whatsoever, except to its agents, employees and representatives, including, but not limited to, attorneys, lenders, environmental consultants and engineers (“Representatives”), or (b) be used by Buyer in any manner other than in connection with the evaluation of the transaction described above.  Buyer agrees to inform its Representatives of the confidential nature of the Information.  Notwithstanding anything contained in this Purchase Agreement or the Lease to the contrary, Buyer shall remain liable for all of its obligations set forth in the Lease with respect to the Interim Term (as defined in the Lease) and the Extended Term (as defined in the Lease) even if Buyer terminates this Purchase Agreement.

8.                                       Title.  Seller agrees to transfer and Buyer agrees to accept fee simple marketable title of the Property subject to the following exceptions (the “Permitted Exceptions”):

(a)           The rights of utility companies to maintain pipes, poles, cables and wires over, on and under any street adjacent to the Property, the part of the Property next to any such street or running to any building or other improvement on the Property;

(b)           Easements, conditions, and restrictions of record, if any, disclosed in items 1-16 of Schedule B of the title insurance policy number O-9993-2885755, dated October 1, 2002, issued by Stewart Title Insurance Company, a copy of which is attached hereto as Exhibit C; and

(c)           State of facts as set forth on the Survey dated August 30, 2001 and prepared by Studer and McEldowney, P.A., a copy of which is attached hereto as Exhibit D.

Buyer shall, within thirty (30) days after the date on which Seller or Seller’s counsel delivers a fully executed copy of this Purchase Agreement to Buyer or Buyer’s counsel, advise Seller if Buyer’s title commitment or survey of the Property reveals any exceptions, encumbrances, encroachments, easements or other matters other than Permitted Exceptions that, in Buyer’s reasonable opinion, would adversely impact use of the Property for the Permitted Use (collectively, the “Objections”).  Seller shall, within ten (10) days after receipt of said notice, advise Buyer which, if any, Objections Seller is unwilling to satisfy, cure or correct at or prior to Closing.  If Seller fails to provide such notice to Buyer, Seller shall be deemed to have refused to satisfy, cure or correct the Objections at or prior to Closing.  In the event Seller is unwilling to satisfy any of the Objections at or prior to Closing, Buyer may, at its sole option, (a) accept title subject to the Objections, in which event said Objections shall be deemed to be waived for all purposes; or (b) subject to the following sentence of this Purchase Agreement, terminate this Purchase Agreement, whereupon this Purchase Agreement shall be of no further force and effect and the parties shall be released of all further liability hereunder at law or in equity.  Seller may invalidate Buyer’s termination of this Purchase Agreement pursuant to the preceding sentence by causing Buyer’s title insurance company licensed to do business in the State of New Jersey to issue a title commitment with respect to the Property without exception for any of the Objections that caused Buyer to deliver notice to Seller of its intent to terminate this Purchase Agreement, provided that Buyer shall not incur any additional costs with respect to such title commitment, in which event this Purchase Agreement shall be reinstated and thereafter shall remain in full force and effect until Closing.  Notwithstanding anything contained in this Purchase Agreement to the contrary, Seller shall not be required to bring any action or incur any expense, except for the payment of any encumbrance in a fixed or liquidated amount, not exceeding the Purchase Price.  In the event that Seller refuses to remedy or cure any monetary encumbrance which exceeds the Purchase Price, Buyer shall have the option of terminating this Purchase Agreement, which right may be exercised only in the ten (10) days following receipt of notice of Seller’s refusal to remedy or cure any monetary encumbrance which exceeds the Purchase Price.  Notwithstanding anything contained in this Purchase Agreement or the Lease to the contrary, Buyer shall remain liable for all of its obligations set forth in the Lease with respect to the Interim Term and the Extended Term even if Buyer terminates this Purchase Agreement.

Notwithstanding any provision to the contrary in this Agreement, Seller shall cause to be removed as exceptions to title (i) the liens of any mortgages or deeds of trust affecting the Property, (ii) any mechanic’s or materialmen’s liens filed against the Property due to work performed at the Property by Seller at Seller’s direction, and (iii) any encumbrances on title that Seller causes to be created following the date of this Purchase Agreement.

9.                                       Seller Representations.  Seller represents to Buyer to the best of its knowledge that:

(a)                                  Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of New Jersey, and is authorized to do business in the State of New Jersey.

(b)                                 As of the date of Closing, the general partner of Seller will have duly authorized the execution and performance of this Purchase Agreement, and such execution and performance will not violate any material term of Seller’s partnership agreement, or any other material agreement by which Seller may be bound.  A true and correct copy of the consent of Seller’s general partner authorizing Seller to enter into this Purchase Agreement and to fulfill its obligations hereunder is attached to this Purchase Agreement as Exhibit F.

(c)                                  As of the date of this Purchase Agreement and as of the date of Closing, this Purchase Agreement constitutes and will constitute the valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

(d)                                 Seller has received no written notice of any pending or threatened litigation affecting the Property or Seller’s right or title thereto, and there is no pending or threatened in writing condemnation proceeding for the permanent or temporary taking of the Property or any portion thereof.

(e)                                  Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

(f)                                    Seller has received no written notice of any violation of any law, rule, order, permit, requirement, code, ordinance, statute or regulation issued by any governmental agency, board, commission, authority or other governmental entity, of any action in any court or in any governmental or administrative body on account thereof, against or affecting the zoning, use, development, maintenance, condition or operation of the Property or any part thereof.

(g)                                 There are no tax reduction proceedings pending with respect to all or any portion of the Property and Seller has received no written notice of any proposed (i) increase in the assessed value of the Property, or (ii) public improvement or other assessment regarding the Property.

(h)                                 At Closing, there shall be no service contracts or leases affecting the Property, other than the Lease and those service contracts or leases entered into by Buyer or those service contracts entered into by Seller following Buyer’s failure to do so if required under the Lease and after applicable notice and cure periods.

At Closing, Seller shall update the representations herein above as the facts then exist.  The representations made in this Section 9 and any update of such representations shall survive the Closing.

10.                                 Buyer Representations.  Buyer represents to Seller that:

(a)                                  Buyer is a corporation duly formed, validly existing and in good standing under the laws of the Delaware, and is authorized to do business in the State of New Jersey.

(b)                                 Buyer has duly authorized the execution and performance of this Purchase Agreement, and such execution and performance will not violate any material term of Buyer’s certificate of incorporation or by-laws, or any other material agreement by which Buyer may be bound.  A true and correct copy of the resolutions authorizing Buyer to enter into this Purchase Agreement and to fulfill its obligations hereunder is attached to this Purchase Agreement as Exhibit E.

(c)                                  This Purchase Agreement constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

11.                                 Assessments for Municipal Improvements.  There shall be no adjustment at Closing with respect to taxes, assessments, utilities, or any similar charges, because Buyer is solely responsible for all such charges pursuant to the Lease.

12.                                 Adjustments at Closing.  Subject to Article 2 of the Lease, Buyer and Seller agree to adjust at closing any Base Rent (as defined in the Lease) previously paid by Buyer pursuant to the Lease and allocable to the period following the Closing.  Notwithstanding anything contained in this Purchase Agreement or in the Lease to the contrary, Buyer must cure any monetary defaults under the Lease at or prior to Closing.

13.                                 Closing Costs.  Seller shall be responsible for any realty transfer taxes or similar fees that are customarily paid by a grantor in the State of New Jersey.  Buyer shall be responsible for any realty transfer taxes or similar fees that are customarily paid by a grantee in the State of New Jersey, including any fee imposed on the conveyance of the Property pursuant to N.J.S.A. 46:15-7.2.

14.                                 Possession.  Buyer acknowledges that Buyer shall have exclusive possession of the Property on and after the date of this Purchase Agreement pursuant to the Lease.

15.                                 Complete Agreement.  This Purchase Agreement is the entire and only agreement between Buyer and Seller relating to the sale of the Property, except for the Lease.  This Purchase Agreement replaces and cancels any other previous agreements between Buyer and Seller, except for the Lease.  This Purchase Agreement can only be changed by an agreement in writing signed by both Buyer and Seller.  Seller states that Seller has not granted any option, right of first refusal or contract to purchase any or all of the Property to any person or entity other than Buyer.  This Purchase Agreement and the Lease shall be interpreted together.

16.                                 Parties Liable.  This Purchase Agreement is binding upon all parties who sign it and all who succeed to their rights and responsibilities.

17.                                 Notices.  All notices from Buyer to Seller shall be directed to Seller’s Notice Address.  All notices from Seller to Buyer shall be directed to Buyer’s Notice Address.  Either party may designate in writing a substitute address for notices, and thereafter notices shall be directed to the substitute address.  Notices shall be hand delivered, sent by reputable guaranteed overnight courier service with computerized tracking capabilities (such as DHL, UPS, and FedEx), or by time stamped facsimile transmission, followed the next business day by delivery from a reputable guaranteed overnight courier service with computerized tracking capabilities.  Notices shall be deemed received upon receipt in the cases of hand delivery and facsimile transmission (but only if confirmed by delivery the next business day from a reputable guaranteed overnight courier service with computerized tracking capabilities), and the next business day if sent by a reputable guaranteed overnight courier.

Seller’s Notices Address:

Ullman Family Partnership, L.P.

1200 Route 46 West, Suite 200

Clifton, New Jersey 07013

Attention:  Kenneth D. Ullman

Facsimile No.:  (973) 574-2415

With a copy to:

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, New Jersey 07068

Attention:  R. Barry Stiger, Esq.

Facsimile No:  (973) 597-2525

Buyer’s Notice Address:

IMS Health Incorporated

660 West Germantown Pike

Plymouth Meeting, Pennsylvania 19462

Attention: Senior Director Procurement and Real Estate

Facsimile No.: (610) 834-4655

With a copy to:

Robinson & Cole LLP

Financial Centre

695 East Main Street

Stamford, Connecticut 06904

Attention: Steven L. Elbaum, Esq.

Facsimile No.: (203) 462-7599

18.                                 Realtor’s Commission.  Each party represents to the other that no real estate broker or agent was involved in the sale of the Property, except for Cushman & Wakefield of New Jersey, Inc. on behalf of Seller and CR Richard Ellis, Inc. on behalf of Buyer (together, the “Brokers”).  If any person or entity makes a claim for a real estate commission or brokerage fee in connection with this sale based upon allegations inconsistent with the foregoing representation, the party who is alleged to have dealt with the claimant shall indemnify the other party against any and all expenses, losses and claims in connection therewith.  Seller agrees to pay all brokerage commissions owing to the Brokers in accordance with one or more separate agreements with the Brokers.

19.                                 Risk of Loss.  Prior to Closing, the parties’ respective rights and obligations with respect to fire or other casualty shall be governed by the provisions set forth in the Lease.  Buyer shall have no additional rights with respect to fire or other casualty pursuant to this Purchase Agreement.  However, Buyer’s rights set forth in this Purchase Agreement shall automatically terminate if the Lease is terminated in accordance with its terms.

20.                                 Condemnation.  Prior to Closing, the parties’ respective rights and obligations with respect to condemnation shall be governed by the provisions set forth in the Lease.  Buyer shall have no additional rights with respect to condemnation pursuant to this Purchase Agreement.  However, Buyer’s rights set forth in this Purchase Agreement shall automatically terminate if the Lease is terminated in accordance with its terms.

21.                                 1031 Exchange.  Buyer and Seller each hereby acknowledge that the sale and purchase of the Property pursuant to this Purchase Agreement may comprise part of independent like-kind (tax deferred) exchange(s) under Section 1031 of the Internal Revenue Code, which will not delay the Closing or cause additional expense to either party.  The Seller’s and/or Buyer’s rights, as the case may be, under this Purchase Agreement may be assigned to a qualified intermediary for the purpose of completing such an exchange.  Each party agrees to cooperate with the other and the other’s qualified intermediary in any way necessary to effectuate or facilitate such like-kind exchange.

22.                                 Counterparts; Facsimile Copies.  This Purchase Agreement may be executed in any number of counterparts (and by facsimile signature pages), all of which taken together shall constitute the original hereof.  When counterparts have been executed by and delivered to all parties hereto, or their counsel, they shall have the same effect as if the signatures were all on the same copy hereof.

23.                                 Service Contracts.  So long as Buyer is not in default beyond applicable notice and cure periods of any of the terms and conditions contained in the Lease regarding service contracts, Seller shall not enter into any new service contracts or agreements for the Property that cannot be terminated on thirty (30) days’ (or less) notice without the prior written consent of Buyer, which consent may be granted or withheld in the sole and absolute discretion of Buyer.

24.                                 Assignment.  Buyer may not assign this Purchase Agreement or any of Buyer’s rights hereunder, to anyone other than a Permitted Assignee (as hereinafter defined) without first obtaining Seller’s written approval.  Subject to the conditions set forth in this Section 24, Buyer may assign its rights under this Agreement to a Permitted Assignee without the prior written consent of Seller.  In the event that Buyer desires to assign its rights under this Agreement to a Permitted Assignee, Buyer shall send written notice to Seller at least five (5) business days prior to the effective date of such assignment stating the name and, if applicable, the constituent persons or entities of the Permitted Assignee.  For purposes of this Paragraph, the terms “Permitted Assignee” shall mean any entity that controls, is controlled by, or is under common control with Buyer.  Notwithstanding the foregoing, Buyer shall remain primarily liable for all of its obligations set forth in this Purchase Agreement.

25.                                 Governing Law.  This Purchase Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to the principles thereof regarding conflict of laws.

[signatures appear on the following page]

SIGNED AND AGREED TO BY:

SELLER:

ULLMAN FAMILY PARTNERSHIP, L.P.

By: The Ullman Group, Inc., its general partner

By:	/s/ Kenneth D. Ullman
Name: Kenneth D. Ullman
Title: Vice President

BUYER:

IMS HEALTH INCORPORATED

By:	/s/ David R. Carlucci
Name: David R. Carlucci
Title: Chairman and Chief Executive Officer